EXHIBIT 4.3




                                            September 13, 2004

TO THE SUBSCRIBERS LISTED ON SCHEDULE A HERETO:


        We have acted as counsel to Accupoll Holdings, Corp., a Nevada corporation (the "Company") in connection with the offer and sale by the Company of shares of the Company's $.001 par value common stock ("Common Stock") and issuance of A and B common stock purchase warrants to purchase shares of Common Stock (collectively "Warrants") in the amounts set forth on Schedule A, to the Subscribers identified thereto, pursuant to the exemption from registration under the Securities Act of 1933, as amended (the "Act) as set forth in Regulation D ("Regulation D") promulgated thereunder. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the subscription agreement (the "Agreement") by and between the Company and (Subscriber) (the "Purchaser") entered into at or about the date hereof. The Agreement, and the agreements described below are sometimes hereinafter referred to collectively as the "Documents".

        In connection with the opinions expressed herein, we have made such examination of law as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied, with your permission, upon the representations and warranties as to factual matters contained in and made by the Company and the Purchaser pursuant to the Documents and upon certificates and statements of certain government officials and of officers of the Company as described below. We have also examined originals or copies of certain corporate documents or records of the Company as described below:

        (a)     Form of Agreement
        (b)     Form of Common Stock Certificate
        (c)     Form of A Warrant
        (d)     Form of B Warrant
        (e)     Form of Placement Agent's Warrant
        (f)     Funds Escrow Agreement
        (g)     Certificate of Incorporation of the Company
        (h)     Bylaws of the Company
        (i) Minutes of the action of the Company's Board of Directors, including unanimous Board of Directors approval of the Documents, a copy of which is annexed hereto
        (j)     Officer's Certificate, a copy of which is annexed hereto.


        In rendering this opinion, we have, with your permission, assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuiness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents; (f) the due authorization, execution and delivery of all such documents by Subscribers, and the legal, valid and binding effect thereof on Subscribers; and (g) that the Company and the Purchasers will act in accordance with their respective representations and warranties as set forth in the Documents.


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        We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than Nevada, New York and the federal laws of the United States of America. We express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering any of such laws or opinions of other counsel have not been sought or obtained by us in connection with rendering the opinions expressed herein.

        1. The Company and each of its subsidiaries is duly incorporated, validly existing and in good standing in the states of their incorporation; based solely upon a representation from management of the Company have qualified to do business in each state where required unless the failure to do so would not have a material impact in the Company's operations; and have the requisite corporate power and authority to conduct their business, and to own, lease and operate their properties, as described in the Company's reports filed with the Securities and Exchange Commission.

        2. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Documents. The Documents, and the issuance of the Common Stock and Warrants and the reservation and issuance of Common Stock issuable upon exercise of the Warrants ("Warrant Shares") have been duly approved by the Board of Directors of the Company, and no further consent or authorization of the Company or Board of Directors or stockholders is required.

        3. The execution, delivery and performance of the Documents by the Company and the consummation of the transactions contemplated thereby, will not, with or without the giving of notice or the passage of time or both:

          (a) Violate the provisions of the Certificate of Incorporation or bylaws of the Company; or

          (b) In reliance on the Officer's Certificate and to our knowledge, conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, require a consent under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up", refusal or similar provision of any underwriting or similar agreement to which the Company is a party; or

          (c) Result in a violation of any federal or state law, rule or regulation or any rule or regulation of the Principal Market applicable to the Company or by which any property or asset of the Company is bound or affected, except for such violations as would not, individually or in the aggregate, have a material adverse effect.

        4. The Documents constitute the valid and legally binding obligations of the Company and are enforceable against the Company in accordance with their respective terms.

        5. The issuance of the Common Shares, the Warrants (and Warrant Shares upon exercise thereof) in accordance with the Subscription Agreement will be exempt from registration under the Securities Act of 1933, as amended. When so issued, the Warrants, Warrant Shares and Common Shares will be duly and validly issued, fully paid and nonassessable, and free of any liens, encumbrances and preemptive or similar rights contained in the Company's Certificate of Incorporation or Bylaws or, to our knowledge, in any agreement to which the Company is party.

        6. The Company has either obtained the approval of the transactions described in the Documents from the OTC Bulletin Board or no such approval is required.

        7. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Subscribers as a result of the Subscribers and the Company fulfilling their obligations or exercising their rights under the Documents, including without limitation as a result of the Company's issuance of the Securities and the Subscribers' ownership of the Securities.

        8. The authorized capital stock of the Company consists of 600,000,000 shares of Common Stock, $.001 par value, of which solely in reliance on information provided by the Company's transfer agent, 148,449,049 shares are issued and outstanding and 80,000 shares of Series A Preferred Stock, $.01 par value, of which solely in reliance on information provided by the Company's transfer agent, none are issued and outstanding.

        9. To our knowledge, except as may arise pursuant to the bankruptcy proceedings relating the Company's wholly-owned subsidiary, Z Prompt, Inc., the Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

        Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

        A. The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

        B. Limitations imposed by state law, federal law or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity or at law.

        C. This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including the General Qualifications and the Equitable Principles Limitation, and this opinion letter should be read in conjunction therewith.

        D. We give no opinion as to the applicability of usury laws with respect to the Transaction Documents.

        This opinion is rendered as of the date first written above, is solely for your benefit in connection with the Agreement and may not be relief upon or used by, circulated, quoted, or referred to nor may any copies hereof by delivered to any other person without our prior written consent. We disclaim any obligation to update this opinion letter or to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

                                            Very truly yours,



                                            Sichenzia Ross Friedman Ference LLP